Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-228189) pertaining to the Leggett & Platt, Incorporated 401(k) Plan and Trust Agreement of our report dated June 9, 2023, on our audit of the financial statements of the Leggett & Platt, Incorporated 401(k) Plan and Trust Agreement as of and for the years ended December 31, 2022 and 2021, and for the supplemental information listed in the table of contents as of December 31, 2022, which report is included in this Annual Report (Form 11-K).

/s/ FORVIS, LLP
Springfield, Missouri
June 9, 2023